EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Provides Update on Continued Infrastructure Build Out
HOUSTON, Texas, March 25, 2020 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, is providing an update on its continuing efforts to expand its infrastructure and strengthen its service capabilities, particularly in light of the COVID-19 pandemic.
The Company has been in the process of expanding its capacity to support growth across its service and solution offerings and also in anticipation of what is expected to be a strong 2020 flu and immunization season. The Company believes that industry efforts to combat the COVID-19 virus could also contribute to higher volumes of mailback and associated regulated medical waste treatment, which are utilized by our Retail market customers to collect, transport and treat syringes and other medical waste generated during immunizations. With that in mind the Company continues to move forward, and in some cases accelerate, the following initiatives:

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Increasing its production and inventory of medical waste mailback and shipback solutions to ensure it remains well-positioned to meet expected increased customer demand, particularly as it relates to the 2020 seasonal flu season and the potential COVID-19 vaccine;

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Completing construction at the Carthage, Texas treatment facility, a project which began in August 2019 and is near completion, adding a new and significantly larger autoclave and increasing the facility footprint to 31,000 square feet;

•	Recently ordering a second autoclave for its Pennsylvania facility, which the Company expects to be operational in the August - September 2020 timeframe;

•	Increasing its medical waste processing capacity from 10 million to 27 million pounds per year (when operating 2 shifts) with the addition of autoclaves at the Texas and Pennsylvania facilities, and

•	Expanding the route-based truck fleet and drivers necessary to facilitate the potential increase in volumes
All of the above initiatives are well underway and are on schedule to be completed to facilitate the needs of the Company’s customers and expected demands.
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Our long-term strategy has always been to stay ahead of the curve as it relates to operating infrastructure and treatment capacity to support our growth and consistently meet the needs of our customers. Be it adding to our fleet, extending our geographic reach or upgrading the physical plants and increasing capacity at our treatment facilities, our focus has been on investing in our business to ensure we are always well positioned to support customer needs.”
Tusa added, “We are very proud of our leadership position in the retail clinic space where we believe that 40% or more of flu and other immunizations are administered. With the route-based business, we also serve long-term care facilities and commercial labs. We see our services as essential in supporting healthcare during the current COVID-19 pandemic and as such, we are prepared for what could be a very busy 2020 and 2021.
“Finally, and most importantly, we are focused on the health and safety of our employees, customers and partners as we navigate this new and evolving landscape.”

About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com
Safe harbor statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance. Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com